Exhibit D(71)

AMENDMENT

DATED JUNE 1, 2008 TO

INVESTMENT SUB-ADVISORY AGREEMENT

for MassMutual Select Emerging Growth Fund

WHEREAS, Massachusetts Mutual Life Insurance Company (“MassMutual”) and Insight Capital Research & Management, Inc. (the “Sub-Adviser”) entered into an Investment Sub-Advisory Agreement (the “Agreement”), effective as of August 7, 2006 relating to the MassMutual Select Emerging Growth Fund (the “Fund”); and

WHEREAS, Section 20 of the Agreement permits the Agreement to be amended by a written instrument approved in writing by both parties;

NOW THEREFORE, IT IS AGREED THAT:

1.	Capitalized terms used herein but not otherwise defined shall have the meanings given to those terms in the Agreement.

2.	The Sub-Adviser will not consult with any other sub-adviser to a fund for which MassMutual serves as investment adviser concerning transactions for the Fund in securities or other assets.

3.	Except as expressly amended hereby, all provisions of the Agreement remain in full force and effect and are unchanged in all other respects.

4.	This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original and, all of which, when taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Amendment to be executed by their duly authorized officers or other representatives as of the day and year first above written.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY	INSIGHT CAPITAL RESEARCH & MANAGEMENT, INC.

By: /s/ Eric Wietsma	By: /s/ James O. Collins
Name: Eric Wietsma	Name: James O. Collins
Title: Corporate Vice President	Title: CFA, CEO

Accepted and Agreed to by:

MASSMUTUAL SELECT FUNDS
on behalf of MassMutual Select Emerging Growth Fund

By: /s/ Nicholas Palmerino
Name: Nicholas Palmerino
Title: CFO and Treasurer